Exhibit 99.B(p)(17)

CASTLEARK MANAGEMENT, L.L.C.

CODE OF ETHICS

(as revised and amended as of January 1, 2013)

TABLE OF CONTENTS

I.	PURPOSE	1
II.	WHO IS COVERED	1
III.	STANDARDS OF BUSINESS CONDUCT	1
IV.	ACKNOWLEDGEMENT	2
V.	PERSONAL SECURITIES TRANSACTIONS	3
	a. Transactions that are prohibited	3
	b. Pre-clearance of personal securities transactions	4
	c. Reporting requirements	5
	d. Monitoring process	6
VI.	PROTECTION OF INFORMATION, GIFTS, AND OTHER MATTERS	6
VII.	ENFORCEMENT AND SANCTIONS	9
VIII.	REPORTING	9
IX.	DEFINITIONS	10

FORMS APPENDIX

•                  QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS, GIFTS AND ENTERTAINMENT

•                  PRE-CLEARANCE REQUEST FORM

•                  INITITAL AND ANNUAL ACKNOWLEDGMENT OF CODE OF ETHICS

•                  INITIAL AND ANNUAL REPORT OF POLITICAL CONTRIBUTIONS BY COVERED ASSOCIATES

I.                          PURPOSE

CASTLEARK MANAGEMENT, L.L.C. (“CastleArk”) is an organization committed to the highest standards of ethical conduct. CastleArk recognizes its duties of care, loyalty, honesty and good faith to act in the best interests of its Clients. We promote a culture and activities that consistently serve the best interests of our Clients. This Code of Ethics has been adopted by CastleArk in an effort to ensure that we advance the best interests of our Clients and that investment activities of our personnel are consistent with all applicable laws, regulations and ethical standards.

II.                     WHO IS COVERED

All CastleArk employees are covered by this Code of Ethics. Although a limited number of exceptions may apply to certain kinds of conduct or activities, you should be familiar will all provisions of this Code of Ethics. As circumstances, and your responsibilities with CastleArk change, you may be subject to provisions that did not previously apply to you.

Except as described elsewhere in this Code of Ethics, all provisions apply to you.(1)

III.                STANDARDS OF BUSINESS CONDUCT

a. As an employee of CastleArk, you must undertake your responsibilities with the highest standards of ethical conduct. Your conduct must reflect the high degree of trust our Clients place with us. You must seek to avoid even the appearance of any kind of inappropriate conduct.

(1) Rules under the Investment Advisers Act make distinctions between types of employees covered by adviser codes of ethics. For example, there are two categories of persons covered by personal trading provisions. One is “Supervised Persons”, who are all of the principals and employees of CastleArk. The other is “Access Persons,” who are those Supervised Persons and with access to Client information that is not available to the public. Unless you have been informed otherwise by CastleArk’s “Compliance Officer”1, consider yourself both a Supervised Person and an Access Person.

b.         Conduct that could disqualify CastleArk(2) from registering or remaining registered as an Investment Adviser with the Securities and Exchange Commission is not only strictly prohibited, but you must certify that you have not engaged in any such conduct. See INITIAL and ANNUAL ACKNOWLEDGMENT of CODE OF ETHICS,below.

c.          Communications. In performing your duties, you must avoid making misleading statements, especially to Clients, or prospective Clients, but also to anyone else, and you must avoid conduct or practices that could be regarded as misleading or manipulative.

Ban on unauthorized use of instant messaging or texting. You may only use pre-authorized methods and applications for sending and receiving business-related instant messages or texts.

d.         Best Judgment. When providing investment advice and related services, you must use your best independent judgment to benefit Clients, and you must not take into consideration your own financial interests. You must also use your best efforts to treat all Client accounts fairly. In other words, without regard to the size of the Client account, or the fees CastleArk may earn from the Client, you should not favor one Client account over another.

e.          Insider Trading. You are prohibited from trading securities, either personally or on behalf of clients or others, while in the possession of material, nonpublic information. Any such trading is considered insider trading, and it is illegal. And it is irrelevant that you may have come by material, nonpublic information inadvertently. Nonpublic information includes knowledge about purchases or sales of securities that are pending or that are being considered for any Client. You are also prohibited from communicating material nonpublic information to others in violation of the law.

•             You must certify annually that you have not engaged in insider trading.

f.           Compliance with securities laws. You must comply with all Federal and state securities laws and regulations.

g.         Personal trading. You must not engage in any “Personal Securities Transaction”(3) that could be viewed as detrimental to the interests of any Client or that may call CastleArk’s or any CastleArk employee’s ethical conduct into question. Before engaging in any Personal Securities Transaction, you must comply with the pre-clearance procedures in this Code of Ethics.

h.         Confidentiality. You must observe, maintain and protect the confidentiality of all non-public information made available by or on behalf of Clients. See below at VI.

i.            Gifts. You must not accept gifts, favors, entertainment, special accommodations, or other things of material value that could influence your decision-making or make you feel beholden to a person or firm. See below at VI.

i.             Prohibition on pay-to-play. You must observe SEC rules regarding contributions to political candidates. Contributions are generally prohibited unless pre-cleared by the Chief Compliance Officer. See below at VI.

j.            Social networking sites. You must avoid the misuse of so-called “social networking” websites. Social networking sites, such as Facebook, have come under scrutiny as potential tools for misuse by investment advisers. Use of social networking sites to represent or promote CastleArk, or your affiliation with CastleArk, is prohibited without permission in advance by the Chief Compliance Officer.

k.         If you become aware of any violation of this Code of Ethics, you have a duty to report the information promptly to the Compliance Officer.

IV. ACKNOWLEDGEMENT OF THIS CODE OF ETHICS

Within the first ten days of becoming an Employee of CastleArk, and every year thereafter within the first

(2) See DEFINITIONS, section VIII, “Disqualfying conduct”.

(3) See DEFINITIONS, section VIII.

ten days of the year, as an Employee, you must:

a.         Read this Code of Ethics and

b.         Sign the “INITIAL and ANNUAL ACKNOWLEDGMENT of CODE OF ETHICS”. The acknowledgement form is attached.

If you have any questions about this Code of Ethics or the Initial and Annual Acknowledgment, you should direct them to the Compliance Officer.

V. PERSONAL SECURITIES TRANSACTIONS

All CastleArk Employees are required to instruct the brokers or custodians for all securities accounts, of which they have direct or indirect Beneficial Ownership(4), to send to the Compliance Officer duplicate copies of all trade confirmations and duplicate copies of all account statements. Please communicate directly with the Compliance Officer for the mailing address for the duplicate statements.

a. Personal Securities Transactions that you are prohibited from engaging in:

1. Transactions during black-out periods. You may not engage in a Personal Securities Transaction in a “Covered Security”, defined below(5) during a black-out period.

A.           The Black-out period for trades in small cap stocks or options (‘small cap’ being defined as any company with a market capitalization of less than $5 billion) is five days before and five days after any Client trade in the same stock.

B.           The Black-out period for any other trade is the day when any Client trade is pending, plus the day prior and day after.

2.                  Any transaction involving the acquisition of securities in an initial public offering.

3. Transactions that are subject to pre-clearance but for which approval to trade is not obtained. You may not engage in any Personal Securities Transaction that is subject to pre-clearance procedures without first obtaining an approval to trade.

4. Exceptions to black-out period trading. You may request, and the Compliance Officer may grant an exception to the black-out period trading ban. Exceptions are not available for the convenience of the employee, but the Compliance Officer may consider granting an exception where adherence to the black-out period creates an undue hardship and an exception would not be inconsistent with the spirit of this code of ethics. An exception could also be considered where the black-out period arises merely from incidental client trading, such as trading to partially liquidate one client account. De minimis transactions, described below under Pre-clearance of Personal Securities Transactions, are generally not subject to black periods.

5. Ban on profits from short-term trading. You are prohibited from profiting by buying and selling within any sixty day period, any security:

A.           that was held in the account of any Client, where

B.           the gain could reasonably appear to be the result of “Frontrunning” (6) as that term is used in the Report of the Advisory Group on Personal Trading.

C.           Consequences of certain short-term trading. Notwithstanding that the trades that resulted in prohibited short-term trading profits were pre-cleared under this Code of Ethics, if the profits are more than de minimis, the Compliance Officer will require that the trade be unwound, or if it cannot be unwound, that the employee be required to remit the amount of the gain to the Clients whose accounts held the same or equivalent security during the Relevant Period. “Relevant Period” means the period beginning five days before the first

(4) See DEFINITIONS, section VIII.

(5) See V.b.2.

(6) See DEFINITIONS, section VIII.

of the trades and ending five days after the second of the trades that resulted in prohibited short-term trading profits.

b. Pre-clearance of Personal Securities Transactions(7).

1. Prior to entering into any Personal Securities Transaction in a “Covered Security” that is not covered by an exemption, you must follow the procedures for pre-clearance of the transaction.

2. “Covered Security” means any security other than:

A.           direct obligations of the Government of the United States; or

B.             bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

C.             shares issued by money market funds

3. Exemptions from pre-clearance procedures:

Exempt transactions (not subject to pre-clearance):

A.             transactions where you have no direct or indirect influence or control (including transactions in accounts managed by independent, unaffiliated persons with sole investment discretion);

B.             acquisitions under automatic investment plans (including an automatic dividend reinvestment plans);

C.             acquisitions resulting from the exercise of rights from the issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and the sales of rights so acquired;

D.             acquisitions through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other such corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

E.              Other non-volitional events, such as assignment of options or exercise of an option at expiration.

NOTE: although transactions listed above need not be pre-cleared or reported, securities acquired are usually subject to reporting (see below) unless they are Exempt Securities, described below.

Exempt securities (transactions in these as well as reporting of them are exempt)

A.           Cash-like securities (examples: bankers acceptances, bank CDs and time deposits, money market funds, commercial paper, repurchase agreements).

B.             Securities of open-end investment companies except if the investment company is advised or sub-advised by CastleArk or its affiliate;

C.             transactions in options, futures and exchange-traded funds that are based on a broad-based securities index;

NOTE: De minimis transactions (described below) ARE subject to pre-clearance procedures.

4. Standards and procedures for pre-clearance

A. To obtain a pre-clearance, you must submit to the Compliance Officer, an electronic (email) request for pre-clearance, using the form from the forms library or an equivalent to the attached REQUEST FOR PRECLEARANCE OF PERSONAL SECURITIES TRANSACTION, providing details of the proposed transaction, including the security, the number of shares and type of transaction. Note: If you are proposing to dispose of shares of an investment company that is advised or sub-advised by CastleArk or its affiliate, you

(7) Please refer to DEFINITIONS, section VIII for details on what is considered a Personal Securities Transaction.

must also indicate the date that the shares were acquired. If you are seeking preclearance for the acquisition of an interest in a limited offering, you must indicate that.

De minimis transactions. NOTE: PRE-CLEARANCE PROCEDURES APPLY. For a limited amount of trading in stocks with market capitalizations of more than $5 billion (that is, not small cap stocks as defined above) your trade may be pre-cleared even if a client trade occurs on the same day or is pending in the same security. You are permitted to request a de minimis transaction pre-clearance only if you are not trading more than 500 shares in such stock in any one-month period. De minimis transactions should generally be pre-cleared without delay.

B.       After appropriate inquiries, the Compliance Officer will determine whether the proposed transaction is consistent with the standards for pre-clearance, which include this Code of Ethics and all relevant securities laws and rules. The Compliance Officer will promptly notify you in writing or electronically, as to whether your pre-clearance request is approved. Approvals are only valid for two days.

C.       You must complete your pre-cleared transaction within two days of pre-clearance or resubmit the proposed transaction for pre-clearance. NOTE: You are responsible for transmitting an appropriate order to your broker. Orders that could persist for more than two days must be withdrawn after that amount of time even if the order was transmitted prior to expiration of the pre-clearance.

D.       Special procedures for pre-clearance of acquisitions in limited offerings. If you seek clearance for an acquisition in a limited offering (for example, a private placement) the Compliance Officer must review your request for approval, considering: (i) whether the investment opportunity should be reserved for Clients and (ii) whether the opportunity is being offered to you by virtue of your position with CastleArk.

If approval of an acquisition in a limited offering is granted, you will have a continuing duty to disclose the investment if and when you play any role in CastleArk’s subsequent consideration of an investment in the issuer for a Client. In those circumstances, CastleArk’s decision to purchase the securities of the issuer for a Client will be subject to an independent review by investment personnel with no personal interest in the issuer.

c. Reporting requirements

1.              Initial report. Within ten days of commencing employment with CastleArk, you must provide broker statements or a list of securities owned Beneficially(8) by you. The information must be no more than 45 days old. The information should accompany your INITIAL and ANNUAL ACKNOWLEDGMENT of CODE OF ETHICS.

2.              Transaction reporting

A.       Automatic reporting from your broker. You must instruct the broker or other custodian of all accounts in which you have beneficial ownership to automatically send duplicate trade confirmations and statements to the Compliance Officer.

B.       Consequences of failure to set up automatic reporting. If you have not instructed your broker or custodian as required above, and until your instructions have become effective, you must report any reportable transaction(9) to the Compliance Officer promptly via email after the transaction. ‘Promptly’ means within ten days of the transaction. If available, you must satisfy your reporting responsibility by emailing a copy of the transaction confirmation to the Compliance Officer. If no confirmation is available, you must submit all of the information about the transaction(s) that would have appeared in the confirmation, such as (1) the date of the transaction, (2) the title and exchange ticker

(8) See VIII Definitions, below.

(9) See VIII Definitions, below.

symbol or CUSIP number, (3) number of shares and (4) price per share and principal amount of the transaction.

C.       Transactions that are exempt from pre-clearance are generally not required to be reported. But note that ALL of your securities holdings, directly or indirectly beneficially held, are required to be reported. (Note: as a practical matter, setting up duplicate broker statements may automatically include duplicate trade confirmations, even though not required.)

3. Periodic reporting. See below, at VIII, REPORTING.

d. Monitoring and reviewing Personal Securities Transactions

1. Within a reasonable time after receiving them, the Compliance Officer will examine the duplicate brokerage reports or other Personal securities transactions reports to determine:

A.                 whether there was compliance with pre-clearance procedures; and

B.                 whether there was any short-term trading in violation of this Code; and

C.                 whether there was any other trading in violation of this Code.

2. Absent extraordinary circumstances, you will not be deemed to have violated this Code of Ethics for effecting a Personal Securities Transaction if you have been advised by the Compliance Officer that the transaction would be consistent with the Code.

3. If you discover that a Personal Securities Transaction appears to conflict with a Client’s best interests or would call CastleArk’s or your ethical conduct into question, you must report that discovery promptly to the Compliance Officer. In certain circumstances, an approval of a Personal Securities Transaction may need to be reversed (and any trade executed in reliance on such approval broken) to comply with this Code of Ethics.

4. The Compliance Officer must maintain written or electronic records of all actions taken under this paragraph.

VI. PROTECTION OF INFORMATION, GIFTS, POLITICAL CONTRIBUTIONS AND MISCELLANEOUS PROCEDURES

a. Protection of information.

CastleArk has a duty to keep all information about Clients (including former Clients) in strict confidence. This includes the identity of the Client (unless the Client consents), the Client’s financial circumstances, the Client’s securities holdings, and the trades executed by CastleArk for the Client.

You must not disclose to persons outside of CastleArk:

1.                       any material nonpublic information about any Client;

2.                       investments made by CastleArk for any Client;

3.                       information about any contemplated trades; or

4.                       information about the firm’s trading strategies, except as required to execute securities transactions for a Client or for other legitimate business purposes.

You must take care not to permit office visitors or others to gain unauthorized access to confidential Client information.

b. Gifts and entertainment.

Statement of policy: Our independent professional best judgment is extremely important to what we do at CastleArk. Accepting gifts or entertainment could subject our professional judgment to improper influences, and providing or accepting gifts or entertainment could violate rules under ERISA or other laws and could also be perceived as creating a conflict of interest. CastleArk employees should not accept or provide extravagant or excessive gifs or entertainment.

Prohibited gifts and entertainment. Employees of CastleArk may not receive or extend gifts or entertainment that are excessive, repetitive or extravagant, if such gifts or entertainment are related to a third party business relationship (or prospective business relationship) with CastleArk. The prohibition does not apply to purely personal gifts, but “friends” or “acquaintances” with whom CastleArk has, or may have a business relationship, are not purely personal relationships.

You may not accept cash gifts whatsoever. You may also not accept gifts from or give gifts to the same person or entity worth more the $50 in any 12-month period. Employees of CastleArk also may not accept or provide entertainment worth more than $300, unless express pre-approval is obtained from the chief compliance officer.

Meals provided or received that are connected with legitimate CastleArk business and that are not excessive or extravagant are exempted from the prohibitions above. To be exempt, the meal or entertainment must actually be connected to CastleArk business, and the third party business contact must be present. If the business contact is not present, the meal or entertainment is considered a gift, subject to restrictions on gifts.

Reporting. Gifts of over $10 in value and entertainment of over $100 in value must be declared and reported within 10 days of the end of the calendar quarter. See below, at VIII, REPORTING.

c. Prohibition on pay-to-play.

The SEC has adopted a Rule that prohibits investment advisers from engaging in so-called “pay-to-play” practices. Pay to play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts.(10)

The rule has three key elements:

•                  It prohibits an investment adviser from providing advisory services for compensation — either directly or through a pooled investment vehicle — for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

•                  It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others — a practice referred to as “bundling” — for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

•                  It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

Implications of the prohibition on pay-to-play:

1.                                      Ban on political contributions. Unless an exception applies, you are generally not permitted to make or solicit political contributions.

(10) SEC’s press release, June 2010. http://www.sec.gov/news/press/2010/2010-116.htm.

Exceptions:

•                  You have been informed in writing by the CCO that, because of the nature of your position with CastleArk, your political contributions do not need to be pre-cleared. This exception is not available if you are a “Covered Associate” under the Rule, a category that includes the managing members of CastleArk, its executive officers; and personnel who solicit government clients for CastleArk and their supervisors.

•                  You have obtained a pre-clearance from the CCO for the contribution. The CCO will assess whether a proposed contribution is to a government official or candidate to whom the Rule applies. These officials include incumbents or candidates for office if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has the authority to appoint such a person. The Rule was designed to prohibit pay-to-play as to a broad range of government officials, including candidates for federal office, if those candidates can influence hiring as a function of their current office.

•                  De minimis contributions. For elections in which you are entitled to vote, there is an exception for contributions of up to $350 per Covered Associate, per election, per candidate. You may generally make de minimis contributions to candidates running for elections in your state and locality of residence. Primaries and general elections are considered separate, such that contributions up to the de minimis amounts are permitted for each. For elections in which you are not entitled to vote, the de minimis level is $150 or less.

2.                                 Ban on indirect political contributions. If you are a Covered Associate, you may not permit anyone to make a political contribution on your behalf unless the contribution by the other person has been pre-cleared,

3.                                 Ban on soliciting political contributions for Reporting requirements. If you are a Covered Associate, you are required to report all political contributions made by you or on your behalf, without regard to whether they are de minimis or pre-cleared contributions. The reporting requirement applies to contributions to Political Action Committees (PACs). A reporting form for this purpose is attached. If you were hired by CastleArk within the last two years, you may be required to disclose some or all of the contributions you made during the previous two years.

4.                                 Ban on use of third-party solicitors a third party solicitor of government clients, unless such solicitor is a “regulated person” subject to similarly restrictive pay-to-play restrictions. Neither CastleArk nor its employees or agents are permitted to pay third-party solicitors that are not regulated as the Rule describes.

5.                                 Contributions to which the Rule applies include gifts, subscriptions, loans, advance, deposits of money or anything of value made for the purpose of influencing a federal, state or local election, including payments of campaign debts and transition or inaugural expenses incurred by successful candidates for state or local (but not federal) office. The definition of contribution under the Rule would not include (i) an individual’s donated time (if the adviser does not solicit such person’s efforts or provide the use of its resources) and (ii) charitable donations made at the request of a government entity. Contributions to political parties or political action committees (“PACs”) do not directly implicate the Rule’s prohibitions on contributions if the contributions are not attributable to a particular candidate.

5.                                      Some inadvertent contributions can by cured. If you, or someone on your behalf made a contribution to a candidate for whom you were not entitled to vote, and the amount was $350 or less, you may be able to undo it and avoid the consequences. To take advantage of this provision of the Rule, you must discover the inadvertent contribution and inform the CCO within four months from the date of the contribution, and you must seek and obtain the return of the contribution within 60 days of discovering it.

d. Service on a Board of Directors. Except under circumstances described below, CastleArk employees may not serve as directors of publicly traded companies.

1.              You may only serve as director of a publicly traded company where a majority of the compliance committee determines that the service will not conflict with the interests of any Client.

2.              You should serve as director only so long as there continue to be no conflict of interests.

VII. ENFORCEMENT AND SANCTIONS

a.              Except in the case of de minimis violations or violations that are otherwise clearly innocent, inadvertent and harmless, the Compliance Officer has the duty to bring all violations or apparent violations of this Code of Ethics to the attention of CastleArk’s Compliance Committee. The Compliance Committee shall have the primary responsibility for enforcing the Code and determining appropriate sanctions with respect to any of CastleArk’s Employees; provided that, if a member of the Compliance Committee is the alleged violator of the Code, he or she may not participate in the actions of the Committee regarding the alleged violation. Any person who is found to have violated this Code of Ethics may be terminated from employment, reduced in salary or position, temporarily suspended from employment or sanctioned in such other manner as may be determined in the discretion of the Compliance Committee. In determining appropriate sanctions to be imposed for violations of the Code, the Compliance Committee may consider any factors it deems relevant, including: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect of the violation on Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) prior violations, if any, of this Code of Ethics by the violator; and (vii) the circumstances of discovery of the violation.

b.              In addition to any sanctions imposed elsewhere under this Code of Ethics (or other applicable law), any profits realized on Personal Securities Transactions effected in violation of this Code of Ethics shall be disgorged and (i) reimbursed to the affected Client(s), or (ii) if the violation does not involve or did not affect any Client, then paid to a charitable organization chosen in the discretion of CastleArk’s Compliance Committee. Each Personal Securities Transaction shall be considered individually, and there will be no netting of profits and losses incurred in the case of multiple Personal Securities Transactions effected in violation of this Code of Ethics.

c.               Rights of Alleged Violator. A person charged with a violation of this Code of Ethics will be given the opportunity to appear before the person or persons that have authority to impose sanctions pursuant to this Code of Ethics, at which time the person charged with the violation shall have the opportunity, orally and in writing, to respond to any and all charges.

VIII.                    REPORTING

All required reports, described below, may be made via electronic (i.e. email) transmission. Forms for electronic and paper transmission are either attached or are available in a forms library. For information, ask the Compliance Officer.

All new employees must submit -

1.    an initial acknowledgement of this Code of Ethics, and

2.    a report that lists all relevant information as to all personal securities holdings, except for securities that are not reportable (see V.b.3. Exempt securities).

See attached INITIAL AND ANNUAL ACKNOWLEDGMENT OF CODE OF ETHICS

If you are a new employee, and a COVERED ASSOCIATE (see VI.c. above) you must report on political contributions for the two year period immediately prior to your employment with CastleArk. See attached INITIAL AND ANNUAL REPORT OF POLITICAL CONTRIBUTIONS BY COVERED ASSOCIATES

Quarterly reporting

You must submit reports after the end of every quarter with information about gifts and entertainment. You must also confirm any changes to your reportable brokerage accounts, and report as to any personal securities not otherwise reported (that is, net reported via automatic duplicate reporting from brokers to the Compliance Officer).

See attached QUARTERLY REPORT OF GIFTS AND ENTERTAINMENT and PERSONAL SECURITIES TRANSACTIONS

Annual reporting

All employees must submit an acknowledgement of this Code of Ethics

See attached INITIAL AND ANNUAL ACKNOWLEDGMENT OF CODE OF ETHICS

All employees who are considered Covered Associates (see VI.c.) must submit a report as to whether any political contributions were made by them or on their behalf, and if so provide details of such contributions.  See attached INITIAL AND ANNUAL REPORT OF POLITICAL CONTRIBUTIONS BY COVERED ASSOCIATES

IX.                              DEFINITIONS

“Beneficial Ownership” includes direct ownership or indirect ownership. You must follow pre-clearance and reporting requirements for securities and transactions involving either type of Beneficial Ownership interest.

Direct Beneficial Ownership. For securities held in your name or in the name of a bank, broker or nominee for your account, you are considered to have direct Beneficial Ownership. In addition, for securities you hold as a joint tenant, a tenant in common, a tenant by the entirety, or as community property, you should consider them as held directly.

Indirect Beneficial Ownership. If you have an interest in an estate or trust, you have an indirect Beneficial Ownership interest. If one of your “Immediate Family Members” (see below) has a Beneficial Ownership interest, then you have an indirect Beneficial Ownership interest. Finally, if you have a “Pecuniary Interest” in a security or transaction, you have an indirect ownership interest. A “Pecuniary Interest” is an interest that arises by reason of any contract, understanding or relationship (including a family relationship or arrangement) in any security held in the name of another person. You are considered to have a Pecuniary Interest if you have or share the opportunity, directly or indirectly, to profit from a transaction in the security.

“Client” means any individual or institution for whom CastleArk serves as investment adviser.

“Compliance Officer” is the Chief Compliance Officer as listed in CastleArk’s form ADV, or the person designated by the Chief Compliance Officer (or CastleArk) to be Compliance Officer under this Code of Ethics. Where the Compliance Officer would be in a position to review his or her own transactions, or where the Compliance Officer is unavailable and no other person has been designated to serve, the most senior vice president of CastleArk is automatically designated, or if he or she is unavailable, the next most senior officer available is designated to serve.

“Compliance Committee” is a panel of three or more Employees, including the Compliance Officer, all of whom are appointed by the Executive Committee of CastleArk. The Compliance Committee approves all changes to this Code of Ethics.

“Control” generally means the power, directly or indirectly, to direct the management or policies of a person or a company or the like. Generally, officers and trustees are presumed to have Control, as are persons who own 25% or more of a company.

“Disquaiifying conduct” (as defined in the Investment Advisers Act of 1940):

(1) has willfully made or caused to be made in any application for registration or report required to be filed with the Commission under this title, or in any proceeding before the Commission with respect to registration, any statement which was at the time and in the light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any such application or report any material fact which is required to be stated therein.

(2) has been convicted within ten years preceding the filing of any application for registration or at any time thereafter of any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction which the Commission finds—

(A)       involves the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, any substantially equivalent activity however denominated by the laws of the relevant foreign government, or conspiracy to commit any such offense;

(B)       arises out of the conduct of the business of a broker, dealer, municipal securities dealer, investment adviser, bank, insurance company, government securities broker, government securities dealer, fiduciary, transfer agent, credit rating agency, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation;

(C)       involves the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities or substantially equivalent activity however denominated by the laws of the relevant foreign government; or

(D)       involves the violation of section 152, 1341, 1342, or 1343 or chapter 25 or 47 of title 18, United States Code, or a violation of substantially equivalent foreign statute.

(3) has been convicted during the 10-year period preceding the date of filing of any application for registration, or at any time thereafter, of—

(A)       any crime that is punishable by imprisonment for 1 or more years, and that is not described in paragraph (2); or

(B)       a substantially equivalent crime by a foreign court of competent jurisdiction.

(4) is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction, includ ing any foreign court of competent jurisdiction, from acting as an investment adviser, underwriter, broker, dealer, municipal securities dealer, government securities broker, government securities dealer, transfer agent, credit rating agency, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or as an affiliated person or employee of any investment company, bank, insurance company, foreign entity substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security.

(5) has willfully violated any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, or the rules or regulations under any such statutes or any rule of the Municipal Securities Rulemaking Board, or is unable to comply with any such provision.

(6) has willfully aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, the rules or regulations under any of such statutes, or the rules of the Municipal Securities Rulemaking Board, or has failed reasonably to supervise, with a view to preventing violations of the provisions of such statutes, rules, and regulations, another person who commits such a violation, if such other person is subject to his supervision. For the purposes of this paragraph no person shall be deemed to have failed reasonably to supervise any person, if—

(A)       there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and

(B)       such person has reasonably discharged the duties and obligations incumbent upon him by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

(7) is subject to any order of the Commission barring or suspending the right of the person to be associated with an investment adviser;

(8) has been found by a foreign financial regulatory authority to have—

(A) made or caused to be made in any application for registration or report required to be filed with a foreign securities authority, or in any proceeding before a foreign securities authority with respect to registration, any state statement that was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any application or report to a foreign securities authority any material fact that is required to be stated therein;

(B)       violated any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade; or

(C)       aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade, or has been found, by the foreign finanical regulatory authority, to have failed reasonably to supervise, with a view to preventing violations of statutory provisions, and rules and regulations promulgated thereunder, another person who commits such a violation, if such other person is subject to his supervision; or (9) is subject to any final order of a State securities commission (or any agency or officer performing like functions), State authority that supervises or examines banks, savings associations, or credit unions, State insurance commission (or any agency or office performing like functions), an appropriate Federal banking agency (as defined in section 3 of the Federal Deposit Insurance Act (12 U.S.C. 1813(q))), or the National Credit Union Administration, that—

(A)       bars such person from association with an entity regulated by such commission, authority, agency, or officer, or from engaging in the business of securities, insurance, banking, savings association activities, or credit union activities; or

(B)       constitutes a final order based on violations of any laws or regulations that prohibit fraudulent, manipulative, or deceptive conduct.

“Frontrunning” (as defined in the Report of the Advisory Group on Personal Trading, May 9, 1994 — available at: www.ici.org ) means “purchasing or selling securities for a personal account in an effort to profit from a subsequent purchase or sale by an investment company.” In this Code of Ethics, the definition of Frontrunning treats all Clients as though they were investment company Clients.

“Immediate Family Members” means your spouse and children, unless those children are over the age of 21 and not living with you, plus other blood relatives of you or your spouse who live in your household. You will have the opportunity to explain why you actually do not have an indirect Beneficial Ownership interest arising from persons considered Immediate Family Members under this definition.

“Personal Securities Transaction” means the purchase or sale of a direct or indirect “Beneficial Ownership” in any security by you or an “Immediate Family Member”.

“Reportable Securities Transaction” means a Personal Securities Transaction in any Covered Security(11) for which pre-clearance is required, plus de minimis transactions not subject to pre-clearance.

(11) See V.b. above for the definition of Covered Security.

CASTLEARK MANAGEMENT, L.L.C.

QUARTERLY REPORT OF GIFTS AND ENTERTAINMENT
and PERSONAL SECURITIES TRANSACTIONS

(for the Quarter Ended                          )

This report is due within 10 days after the end of every calendar quarter. Iinclude all reportable transactions, whether you had direct or indirect beneficial ownership, as defined in section VII, Definitions. Questions about completing this Report may be directed to the Compliance Officer.

1.                                     GIFTS AND ENTERTAINMENT* RECEIVED (check only one box)

•                 I received NO business-related gifts with a value of more than $10 and NO business-related entertainment with a value of more than $100 during the quarter;

or

•                 I have attached to this form a list of all business-related gifts or other items with a value of more than $10, plus business-related entertainment or any other thing with a value of over $100, indicating, for each item:

(1) the date it was received, and (2) the person or organization that provided it.

2.                                     PERSONAL SECURITIES TRANSACTIONS (check only one box)

•                  CHECK THIS BOX IF ALL YOUR TRADES WERE REPORTED VIA DUPLICATED STATEMENTS. [Your transactions were previously reported via duplicate brokerage reports OR you did not engage in any transactions.]

or

•                  CHECK THS BOX IF OR IF YOU DID NOT OWN REPORTABLE SECURITIES. [At no time during the previous calendar quarter did you own or trade reportable securities.]

or

•                  CHECK THIS BOX IF YOU HAD REPORTABLE SECURITIES TRANSACTIONS THAT WERE NOT AUTOMATICALLY REPORTED VIA DUPLICATE BROKERAGE REPORTS. [Some or all of your transactions were not automatically sent from your broker, and you satisfied or are satisfying immediately your reporting responsibilities, as required in section V.c.1.B (Personal Securities Transactions Procedures and Reporting).**]

3.                                     CHANGES TO BROKERAGE ACCOUNTS (Check only one box):

•                  I DID NOT OPEN ANY NEW BROKERAGE ACCOUNTS DURING THE CALENDAR QUARTER or

•                  I OPENED A NEW ACCOUNT, AND I have informed the Compliance Officer of the details.

The answers to the foregoing are true and correct to the best of my information and belief.

Name of Employee

Dated: , 20
Signature of Employee

* See Section VI, b for details on reportable gifts and entertainment.

** See Section V, C, b for details on reporting of personal securities transactions.

CASTLEARK MANAGEMENT, L.L.C.
PRE-CLEARANCE REQUEST FORM

(REQUEST TO ENGAGE IN PERSONAL SECURITIES TRANSACTION)

I hereby request permission to engage in a Personal Securities Transaction, as indicated below, for my own account or other account in which I have a Beneficial Ownership interest. (If necessary, use approximate dates and amounts of proposed Personal Securities Transaction.)

Proposed Date of Transaction:                                    , 20

PROPOSED TRANSACTIONS

	Number of	Nature of
Name of Issuer/	Shares or	Transaction
Title or Description	Principal	(purchase,	Unit	Total	Broker,
of Security	Amount	sale or other)	Price	Price	Dealer or Bank

CASTLEARK MANAGEMENT, L.L.C.

INITIAL AND ANNUAL ACKNOWLEDGMENT OF CODE OF ETHICS

(To be completed initially upon employment and thereafter
annually by each Employee of CastleArk.)

All new Employees must submit this Acknowledgment to the Compliance Officer within the first ten days of employment by CastleArk, and all other Employees within the first ten days of every calendar year thereafter. You should review CastleArk’s Code of Ethics prior to completing this Acknowledgment. Questions about completing this Acknowledgment may be directed to the Compliance Officer.

I, THE UNDERSIGNED, HEREBY REPRESENT AND CERTIFY AS FOLLOWS:

•                  I have read and understand the Code of Ethics and understand that I am subject to the Code.

•                  I have complied with all requirements of the Code of Ethics.

•                  I have not engaged in so-called “Disqualfying conduct” See DEFINITIONS.

•                  I have reported all Reportable Personal Securities Transactions under CastleArk’s Code of Ethics. In addition (check the box that applies):

☐  As of                                        , 20       , I Beneficially Owned, directly or indirectly, no securities other than United States Government obligations;

or

☐  I Beneficially Owned securities, and all such securities were reported in duplicate brokerage or custodial statements mailed or otherwise delivered to the Compliance Officer.

or

☐  Attached are copies of all of my brokerage or custodial statements showing all securities beneficially owned by me; or because my most recent brokerage statement is not available, attached is a listing of securities beneficially owned by me including name or title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, and the number of shares and principal amount, as of                      , 20        .

DECLARATION OF COMPLIANCE WITH INSIDER TRADING RULES:

I have not been involved in any securities trading where I possessed material non-public information.

(initial here)

The answers above are true, correct and complete to the best of my knowledge and belief.

Name of Employee

Dated: , 20	Signature of Employee

CASTLEARK MANAGEMENT, L.L.C.

INITIAL AND ANNUAL REPORT OF POLITICAL CONTRIBUTIONS BY COVERED ASSOCIATES

(for the Year Ended                       )

This report is only required of Covered Associates. Who are Covered Associates?

The following are Covered Associates: the managing members of CastleArk, its executive officers; and personnel who solicit government clients for CastleArk and their supervisors.

1.                                           Political contributions made

List below all political contributions you have made in the past year, and in addition, if this is your first report, list all political contributions you have made in the prior two year period.

Include contributions to Political Action Committees (PACs) and to political parties, whether state or national organizations.

LIST OF CONTRIBUTIONS

Recipient	Amount paid	Date of contribution

1.

2.

3.

4.

5.

6.

7.

8.

9.

(For additional contributions, attach a list in the same format as above.)

By signing below, I certify that the above list includes all information I am required to provide as to political contributions paid by me, or by anyone acting on my behalf.

Name of Covered Associate

Dated: , 20
Signature of Covered Associate